Exhibit 3.4

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

INTUITIVE SURGICAL, INC.

Approved by the Board of Directors on February 9, 2007

I. Purpose

The Audit Committee (the “Committee”) of Intuitive Surgical, Inc. (the “Company”) is established by the Board of Directors (the “Board”) for the primary purpose of assisting the Board in:

•	Overseeing the integrity of the Company’s financial statements, accounting and financial reporting processes and financial statement audits;

•	Overseeing the Company’s compliance with legal and regulatory requirements related to financial reporting;

•	Overseeing the registered public accounting firm’s (independent auditor’s) qualifications and independence;

•	Overseeing the performance of the Company’s independent auditor; and

•	Overseeing the Company’s systems of disclosure controls and procedures and internal controls over financial reporting.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels. The Audit Committee should also provide for open communication among the independent auditor, financial and senior management, and the Board of directors.

The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as necessary to perform its duties and responsibilities.

The Company will provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor, to any advisors that the Audit Committee chooses to engage, and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this charter. The Audit Committee will report regularly to the Board regarding the execution of its duties and responsibilities.

II. Composition and Meetings

The Audit Committee will comprise three or more directors as determined by the Board. However, if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy.

Each Audit Committee member will meet the applicable standards of independence and the determination of independence will be made by the Board. However, if a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.

All members of the Committee must comply with all financial-literacy requirements of the securities exchange(s) on which the Company is listed. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. At least one member will qualify as an “Audit Committee financial expert” as defined by the SEC and determined by the Board.

The members of the Committee will be appointed by the Board at the annual organizational meeting of the Board to serve until their successors are elected. Unless a chairperson is elected by the full Board, the members of the Committee may designate a chairperson by majority vote.

The Committee will meet at least quarterly, or more frequently as circumstances dictate. The Committee chairperson will approve the agenda for the Committee’s meetings and any member may suggest items for consideration. Briefing materials will be provided to the Committee as far in advance of meetings as practicable. Each regularly scheduled meeting will conclude with an executive session of the Committee absent members of management. As part of its responsibility to foster open communication, the Committee will meet periodically with management and the independent auditor in separate executive sessions. In addition, the Committee will meet with the independent auditor and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

III. Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee will:

Documents/Reports/Accounting Information Review

1.	Review this charter at least annually and recommend to the Board any necessary amendments.

2.	Meet with management and the independent auditor to review and discuss the Company’s annual financial statements and quarterly financial statements (prior to the Company’s Form 10-K or 10-Q filings or release of earnings), as well as all internal control reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body or the public, including proxy statements, management certifications as required by the Sarbanes-Oxley Act of 2002, and relevant reports rendered by the independent auditor (or summaries thereof).

3.	Recommend to the Board whether the financial statements should be included in the annual report on Form 10-K.

4.	Discuss earnings press releases, including the type and presentation of information, paying particular attention to any pro forma or adjusted non-GAAP information. Such discussions may be in general terms (i.e., discussion of the types of information to be disclosed and the type of presentations to be made).

5.	Discuss financial information and earnings guidance provided to analysts and ratings agencies. Such discussions may be in general terms (i.e., discussion of the types of information to be disclosed and the type of presentations to be made).

Independent Auditor

6.	Appoint (and recommend that the Board submit for shareholder ratification, if applicable), compensate, retain, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance and independence of the independent auditor and remove the independent auditor if circumstances warrant. The independent auditor will report directly to the Audit Committee and the Audit Committee will oversee the resolution of disagreements between management and the independent auditor if they arise.

7.	Consider whether the independent auditor’s provision of permissible nonaudit services is compatible with the independent auditor’s independence. Discuss with the independent auditor the matters required to be discussed under Statement on Auditing Standards (SAS) No. 61, as amended by SAS No. 84 and SAS No. 90.

8.	Review with the independent auditor any problems or difficulties and management’s response.

9.	Review the independent auditor’s attestation and report on management’s assessment of internal control over financial reporting.

10.	Hold timely discussions with the independent auditor regarding the following:

•	All critical accounting policies and practices

•

All alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor

•	Other material written communications between the independent auditor and management, including, but not limited to, the management letter and schedule of unadjusted differences.

11.	At least annually, obtain and review a report by the independent auditor describing:

•	The independent auditor’s internal quality-control procedures

•

Any material issues raised by the most recent internal quality-control or peer review, PCAOB review, or by any inquiry or investigation conducted by governmental or professional authorities during the preceding five years with respect to independent audits carried out by the independent auditor, and any steps taken to deal with such issues

•	All relationships between the independent auditor and the Company, addressing the matters set forth in independence Standards Board Standard No. 1.

This report should be used to evaluate the independent auditor’s qualifications, performance, and independence. Further, the Committee will review the experience and qualifications of the lead partner each year and determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The Committee will also consider whether there should be rotation of the independent auditor itself.

12.	Actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may affect the independence and objectivity of the independent auditor and take appropriate actions to oversee the independence of the independent auditor.

13.	Review and preapprove (which may be pursuant to preapproval policies and procedures) both audit and nonaudit services to be provided by the independent auditor. The authority to grant preapprovals may be delegated to one or more designated members of the Committee, whose decisions will be presented to the full Committee at its next regularly scheduled meeting.

14.	Set policies, consistent with governing laws and regulations, for hiring personnel of the independent auditor.

Financial Reporting Processes, Accounting Policies, and Internal Control Structure

15.	In consultation with the independent auditor, review the integrity of the Company’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls and procedures and internal control over financial reporting).

16.	Receive and review any disclosure from the Company’s CEO or CFO made in connection with the certification of the Company’s quarterly and annual reports filed with the SEC of: a) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial data; and b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

17.	In consultation with the independent auditor and management, review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; major issues as to the adequacy of the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies.

18.	Review analyses prepared by management and the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

19.	Review the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the financial statements of the Company.

20.	Review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K.

21.	Establish and oversee procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submissions by Company employees regarding questionable accounting or auditing matters.

Legal Compliance and Risk Management

22.	Review, with the Company’s counsel, legal compliance and legal matters that could have a significant impact on the Company’s financial statements.

23.	Discuss policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

Other Responsibilities

24.	Review, with the independent auditor and management, the extent to which changes or improvements in financial or accounting practices have been implemented.

25.	Prepare the report that the SEC requires be included in the Company’s annual proxy statement.

26.	Conduct an annual performance assessment relative to the Audit Committee’s purpose, duties, and responsibilities outlined herein.

27.	Perform any other activities consistent with this charter, the Company’s bylaws, and governing law that the Board or Committee determines are necessary or appropriate.